Exhibit 10.1

October 4, 2023

Dear Ricardo,

The purpose of this letter agreement (“Letter Agreement”) is to address the termination of your Employment Agreement for Good Reason and our mutual agreement to forego the Good Reason Process set forth in Section 19(f) thereof.  Capitalized terms used but not defined in this Letter Agreement shall have the meaning set forth in the employment agreement between you and the Company made and entered into as of September 14, 2020 (the “Employment Agreement”).

Your termination of employment for Good Reason will be effective on October 4, 2023 (the “Termination Date”).  Provided that you timely execute and do not revoke the General Release of Claims attached as Exhibit A and otherwise comply with the requirements set forth in the Employment Agreement, you will receive the severance benefits set forth in Sections 19(h)(i)(a), (ii), and (iii) of the Employment Agreement as soon as administratively practicable (but no later than forty-five (45) calendar days) following the date that you sign and deliver the General Release of Claims to the Company and any applicable revocation period has expired, in accordance with Section 20 of the Employment Agreement.

In addition, the Company would like to retain your services as a consultant from the Termination Date until December 31, 2023 pursuant to the terms and conditions of the Consulting Agreement attached as Exhibit B (the “Consulting Agreement”).  If the terms of the Consulting Agreement are acceptable to you, please execute and return the Consulting Agreement to me.

Thank you for valuable contributions to the Company.

By:
Name:	Matt Kapusta
Title:	Chief Executive Officer

Agreed to and Acknowledged by:

Ricardo E. Dolmetsch Ph.D.

Date

uniQure Inc., 113 Hartwell Avenue Lexington, MA 02421	uniQure Biopharma BV Paasheuvelweg 25A P.O. Box 22506 1100 DA Amsterdam

Exhibit A

GENERAL RELEASE OF CLAIMS

In exchange for the promises and benefits set forth in Sections 19(h)(i)(a), (ii), and (iii) of the Employment Agreement between uniQure, Inc. (the “Company”) and Ricardo E. Dolmetsch, made and entered into as of September 14, 2020 (the “Employment Agreement”), I, Ricardo E. Dolmetsch on behalf of myself, my heirs, executors and assigns, hereby acknowledge, understand and agree as follows:

1.On behalf of myself and my family, heirs, executors, administrators, personal representatives, agents, employees, assigns, legal representatives, accountants, affiliates and for any partnerships, corporations, sole proprietorships, or other entities owned or controlled by me, I fully release, acquit, and forever discharge the Company, its past, present and future officers, directors, shareholders, agents, representatives, insurers, employees, attorneys, subsidiaries, affiliated corporations, parents, and assigns (collectively, the “Releasees”), in their corporate and personal capacities, from any and all charges, actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs, expenses, attorneys’ fees, or any other liability of any kind whatsoever, suspected or unsuspected, known or unknown, which at any time prior to my signing this General Release of Claims (“General Release”) have or could have arisen out of my employment with or services performed for Releasees and/or termination of my employment with or termination of my services performed for Releasees (collectively, “Claims”), including:

a.

Claims arising under Title VII of the Civil Rights Act of 1964 (as amended); the Civil Rights Acts of 1866 and 1991; the Americans With Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Occupational Health and Safety Act; the Sarbanes-Oxley Act; the Massachusetts Law Against Discrimination (M.G.L. c. 151B, et seq., and/or any other laws of the Commonwealth of Massachusetts related to employment or the separation from employment);

b.

Claims for age discrimination arising under the Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”) and the Older Workers Benefits Protection Act, except ADEA claims that may arise after the execution of this General Release;

c.	Claims arising out of any other federal, state, local or municipal statute, law, constitution, ordinance or regulation; and/or
d.

Any other employment related claim whatsoever, whether in contract, tort or any other legal theory, arising out of or relating to my employment with the Company and/or my separation of employment from the Releasees.

e.

Excluded from this General Release are any claims that cannot be released or waived by law. This includes, but is not limited to, my right to file a charge with or participate in an investigation conducted by certain government agencies, such as the EEOC. I acknowledge and agree, however, that, to the extent permitted by law, I am releasing and waiving my right to any monetary recovery should any government agency pursue any claims on my behalf that arose prior to the effective date of this General Release.

f.

I waive all rights to re-employment with the Releasees. If I do apply for employment with the Releasees, the Releasees and I agree that the Releasees need not employ me, and that if the Releasees decline to employ me for any reason, they shall not be liable to me for any cause of action or damages whatsoever.

2.Release of Other Claims.  I fully release, acquit, and forever discharge the Releasees from any and all other charges, actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs, expenses, attorneys’ fees or any other liability of any kind

uniQure Inc., 113 Hartwell Avenue Lexington, MA 02421	uniQure Biopharma BV Paasheuvelweg 25A P.O. Box 22506 1100 DA Amsterdam

Exhibit A

whatsoever related to my employment with the Company, the Employment Agreement, termination of my employment with the Company, or the business of the Company of which I have knowledge as of the time I sign this General Release.

3.I further acknowledge that I have received payment, salary and wages in full for all services rendered in conjunction with my employment with the Company, including payment for all wages, bonuses, and accrued, unused paid time off, and that no other compensation is owed to me except as provided herein (including, without limitation, the severance benefits set forth in Sections 19(h)(i)(a), (ii), and (iii) of the Employment Agreement) or in the Consulting Agreement. I specifically understand that this General Release includes, without limitation, a release of claims for alleged failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, failure to provide proper check-cashing facilities or other compensation or payment including any claim for treble damages, attorneys’ fees and costs pursuant to the Massachusetts Wage Act and State Overtime Law M.G.L. c. 149, §§148, 150 et seq. and M.G.L. c. 151, §1A et seq. and I further acknowledge that I am unaware of any facts that would support a claim against the Released Parties for violation of the Fair Labor Standards Act or the Massachusetts Wage Act.

4.Notwithstanding anything to the contrary herein, nothing in this General Release shall be deemed to release any of the Releasees for: (i) any claim for any of the Accrued Benefits as defined by the Employment Agreement or (ii) any rights to indemnification or coverage under a directors and officers liability insurance policy.

5.Restrictive Covenants. I acknowledge and agree that all of my obligations under the restrictive covenants in my Confidentiality, Inventions, and Restrictive Covenants Agreement (the “CIRCA”) remain in full force and effect and shall survive the termination of my employment with the Releasees and the execution of this General Release. I further acknowledge that I shall be bound by the non-competition provision set forth in Section 5(c) of the CIRCA for a period of 12 months following my employment termination date.

6.Consultation with Attorney. The Company hereby advises and encourages me to consult with an attorney prior to executing this General Release. I acknowledge that if I have executed this General Release without consulting an attorney, I have done so knowingly and voluntarily.

7.Period for Review. I acknowledge that I have been given at least 21 days from the date I first received this General Release during which to consider signing it.

8.Revocation of General Release. I acknowledge and agree that I have the right to revoke my acceptance of this General Release if I notify the Releasees in writing within 7 business days following the date I sign it. Any revocation, to be effective, must be in writing, signed by me, and either: a) postmarked within 7 business days of the date I signed it and addressed to the then current address of the Company’s headquarters (to the attention of the Chief Legal Officer); or b) hand delivered within 7 business days of execution of this General Release to the Company’s Chief Legal Officer. This General Release will become effective on the 8th day after I sign it (the “Effective Date”); provided that I have not timely revoked it.

uniQure Inc., 113 Hartwell Avenue Lexington, MA 02421	uniQure Biopharma BV Paasheuvelweg 25A P.O. Box 22506 1100 DA Amsterdam

Exhibit A

I ACKNOWLEDGE AND AGREE THAT I HAVE BEEN ADVISED THAT THE GENERAL RELEASE IS A LEGAL DOCUMENT, AND I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS GENERAL RELEASE. I ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL PROVISIONS OF THIS GENERAL RELEASE AND I AM VOLUNTARILY AND KNOWINGLY SIGNING IT.

IN WITNESS WHEREOF, I have duly executed this Agreement under seal as of the ___ day of _________, 2023.

By:
Ricardo E. Dolmetsch Ph.D.

uniQure Inc., 113 Hartwell Avenue Lexington, MA 02421	uniQure Biopharma BV Paasheuvelweg 25A P.O. Box 22506 1100 DA Amsterdam

Exhibit B

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made effective October 4, 2023 (the “Effective Date”), is entered into by uniQure, Inc., a Delaware corporation with its principal place of business at 113 Hartwell Ave., Lexington, Massachusetts, 02421 (the “Company”), and Ricardo Dolmetsch (the “Consultant”) (together, the “Parties”).

INTRODUCTION

WHEREAS, the Consultant served as the President and Chief Scientific Officer of the Company, until October 4, 2023 (the “Separation Date”);

WHEREAS, the Company and the Consultant desire to establish the terms and conditions under which the Consultant will provide transition services to the Company.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, the Parties agree as follows:

1.Services and Work Product. As of the Effective Date, the Consultant agrees to perform such advisory and other services for the Company, as may reasonably be requested from time to time by the Company and mutually agreed by the Parties (the “Services”).  Consultant shall provide no more than five (5) hours of Services per week to the Company. The Consultant shall perform the Services under the direction of the Company’s CSO or CMO.  All work product, research, deliverables, memoranda, data, notes, and all other documents created by the Consultant that arise out of the Services during the Term, whether or not copyrightable or privileged (“Work Product”), shall be the sole property of the Company.

2.Term. This Agreement shall become effective on the Effective Date and shall expire on December 31, 2023, unless sooner terminated in accordance with the provisions of Section 3 (the “Term”).  As of the Separation Date, the Consultant’s roles and responsibilities as an employee of the Company terminated, including any and all roles as an officer, or director of the Company and each of the Company’s affiliates, and his Employment Agreement effective September 14, 2020 (the “Employment Agreement”) terminated, except as otherwise provided in this Agreement.

3.Termination. The Company may, without prejudice to any right or remedy it may have due to any failure of the Consultant to perform his obligations under this Agreement, terminate this Agreement without prior notice upon the Company’s determination that: (a) the Consultant has not performed the Services provided for hereunder to its reasonable satisfaction, as determined by the Company in its reasonable discretion, (b) the Consultant has engaged in any misconduct that has the effect, or potential effect, of causing harm to the Company (monetarily, reputationally or otherwise), (c) the Consultant has breached the principles, laws, and standards set forth in Section  8(a) of this Agreement, or (d) a conflict has arisen pursuant to Section 8(c) of this Agreement which cannot be resolved. In addition, in the event that the Consultant does not execute the General Release of Claims between the Consultant and the Company previously provided to the Consultant (the “Release”) by the 21st day following the Consultant’s receipt of the Release (the “Release Deadline”) or the Consultant timely revokes the Release, then this

uniQure Inc., 113 Hartwell Avenue Lexington, MA 02421	uniQure Biopharma BV Paasheuvelweg 25A P.O. Box 22506

Agreement shall terminate on the earlier of the day immediately following the Release Deadline or the date of such revocation. The Consultant may terminate this Agreement for any reason at any time upon thirty (30) days’ written notice to the Company. In the event of termination of this Agreement for any reason, the Consultant shall be entitled to payment hereunder for Services actually rendered and for expenses actually paid or incurred prior to the effective date of termination. Such payments shall constitute full and final settlement of all claims of the Consultant pursuant to this Agreement against the Company.

4.Compensation.

(a)Consulting Fees. During the Term, the Company shall pay to the Consultant as consideration for the Services a consulting fee of $10,000 per month (pro-rated for any partial month), which the Company shall pay in equal weekly installments or pursuant to another agreed upon payment schedule and less any applicable withholding. Payment shall be made by bank transfer to the Consultant. The Parties represent and warrant that, to the best of their knowledge, the compensation constitutes fair market value for the Services.

(b)Treatment of Existing Equity Awards. This Agreement is intended to be effective immediately upon termination of the Consultant’s employment such that the Consultant’s contractual relationship with the Company is continuous, and the Consultant continues to vest in awards (the “Equity Awards”) granted to the Consultant pursuant to the 2014 Share Incentive Plan of uniQure N.V., provided, however, that the vesting of the Equity Awards shall cease as of the last day of the Term.  For the avoidance of doubt, (i) any Equity Awards or portions thereof which have not vested as of the last day of the Term shall immediately terminate for no consideration and the Consultant will have no further rights with respect thereto, and (ii) the Consultant shall cease to be an Eligible Participant (as defined in the award agreements evidencing the Equity Awards) on the last day of the Term.

(c)Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant and approved by the Company in connection with, or related to, the performance of his services pursuant to this Agreement, subject to the receipt of copies of invoices or receipts therefor for reasonable meals, accommodations, and travel expenses, including economy class airfare (or other class consistent with the uniQure travel policy for leadership team members), and first-class train ticket.  The Consultant shall submit to the Company an itemized statement, in a form satisfactory to the Company, of such expenses incurred in relation to the performance of the Services within 30 days following the last day of the month in which such expenses were incurred. The Company shall pay the Consultant the amount shown on such statement within 30 days after receipt. Notwithstanding the foregoing, expenses shall at all times be submitted and paid in accordance with the Company’s travel and expense policies, which may be amended from time to time in the Company’s sole discretion.

5.Benefits and Taxes. Except as provided for herein, the Consultant shall not be entitled in connection to the Services to any benefits, coverages, or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company. The Consultant shall be solely responsible for payment of all taxes,

uniQure Inc., 113 Hartwell Avenue Lexington, MA 02421	uniQure Biopharma BV Paasheuvelweg 25A P.O. Box 22506

contributions or any other mandatory charges which, as a result of Services, may be or are imposed on Consultant. The Consultant warrants that he will make orderly payments of tax liabilities for the remuneration received from the Company under this Agreement. The Consultant hereby undertakes and guarantees to indemnify and hold the Company harmless from any and all related claims that may arise under this Section 5.

6.Cooperation. The Consultant shall use his best efforts in the performance of his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required to permit the Consultant to perform his obligations hereunder. The Consultant agrees to declare in a readily understandable way that he is a consultant to the Company whenever he writes or speaks in public about the Company or on any issue relating to the Company or its undertakings.

7.Proprietary Information, Privileged Information, and Personal Data.

(a)Proprietary Information.  The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that during the term of this Agreement, he will have access to and contact with Proprietary Information. The Consultant agrees that he will not, during the Term or at any time, thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information.  For purposes of this Agreement, Proprietary Information shall mean, confidential, non-public and or proprietary business, clinical, technical and other information owned by or in the possession, custody or control of Company, including without limitation, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, clinical data, technical data, assays, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of his service as a consultant to the Company.  The Company shall own any intellectual property generated using the Proprietary Information of the Company and any results and proceeds therefrom.

The Consultant’s obligations under this Section 7(a) shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 7(a) or the Employment Agreement or surviving terms thereof, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of the Board of Directors of the Company, (iv) was known to the Consultant before the consulting services were performed except in connection with his prior service to the Company, (v) is rightfully disclosed to the Consultant without restriction by a third party, (vi) is independently developed by the Consultant without use of the Proprietary Information, or (vii) the Consultant is required to disclose by law, government regulation, or court order.

The Consultant represents that his retention as a consultant with the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party, or to refrain from competing, directly or indirectly, with the business of any other

uniQure Inc., 113 Hartwell Avenue Lexington, MA 02421	uniQure Biopharma BV Paasheuvelweg 25A P.O. Box 22506

party. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

This Section 7(a) shall survive termination or expiration of this Agreement for a period of seven (7) years, except that any the non-disclosure obligation with respect to any information that could constitute a trade secret shall survive into perpetuity.

Nothing in this Agreement restricts or prohibits the Consultant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. The Consultant does not need the prior authorization of the Company to engage in conduct protected by this Section, and the Consultant does not need to notify the Company that he has engaged in such conduct. Notwithstanding any non-disclosure obligations that the Consultant may have pursuant to this Agreement or any other agreement with the Company, pursuant to 18 U.S.C. Section 1833(b), the Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b)Personal Data

(i)The Company processes the following personal data of its contractual partners, including the Consultant (as applicable): name, field of expertise, BIG registration number, place of work, compensation paid, hourly rate, and past experience of the Company with such contractual partner. This personal data will be processed for administrative, statistical, information and marketing purposes in accordance with the applicable legal provisions on data protection. Personal data of its contractual partners is used exclusively for these purposes by the Company, its members of the uniQure group and their employees. The use includes the transfer of data to other entities of the Company thereby including those companies which are located outside of the EEA where the legal protection of personal data may not be the same as in the Netherlands. The Consultant consents to the onward transfer and use of the Consultant’s personal data to other entities of the uniQure group of companies located in the United States of America. The Consultant is free to withdraw his consent at any time. With respect to his personal data, the Consultant always has the right to access his personal data, and, in the event the data is incorrect or irrelevant considering the purposes of processing, the right to request correction, removal or blocking thereof as well as the right to raise objections against a processing of such data. Requests may be submitted to uniQure biopharma B.V., attn. Legal Counsel, Paasheuvelweg 25A, 1105 BP, Amsterdam.

(ii)In case the Services allow the Consultant access to data as defined in the applicable data protection legislation (“personal data”), the Consultant shall at all times:

uniQure Inc., 113 Hartwell Avenue Lexington, MA 02421	uniQure Biopharma BV Paasheuvelweg 25A P.O. Box 22506

•	collect and process personal data in accordance with the provisions of this Agreement or as otherwise instructed by Company from time to time;
•	ensure that any personal data relating to individuals other than the categories of data related to the specifications of the Services will not be collected;
•	collect and process personal data solely for the purposes of the Services and in the manner specified in the specifications of the Services and not further to process such data in any other manner;
•	collect and process personal data fairly and lawfully;
•

not disclose personal data to any third party without the prior permission in writing of the Company, or where such disclosure is required by any local law, regulation or supervisory authority in which case the Consultant will, wherever possible, notify the Company prior to complying with any such request for disclosure and shall comply with all reasonable directions of the Company with respect to such disclosure;

•	ensure that all personal data are accurate and, where necessary, kept up to date and use best efforts to ensure that trial data which is inaccurate or incomplete is erased or rectified;
•	comply with all written instructions issued by the Company to de-identify the personal data from time to time;
•	ensure that the Company is notified promptly (and in any event within five days of receipt) of any communication received from a subject relating to subject access rights;
•

ensure that technical and organizational measures are taken to protect personal data against accidental or unlawful destruction or accidental loss or damage, alteration, or unauthorized disclosure, and against all other unauthorized disclosure or access and against all other unauthorized or unlawful forms of processing; and

•

assist Company in complying with any applicable security breach notification duties; the Consultant shall report any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, personal data transmitted, stored, or otherwise processed to the applicable authority without the Company’s prior written approval.

The covenants set forth in this Section 7 are in addition to, not in lieu of, any other covenants the Consultant has to the Company and/or its affiliates.  To the maximum extent permitted under applicable law, the covenants shall be construed together to be as protective as possible of the legitimate business interests of the Company and its affiliates.

8.Representations.

(a)The Consultant will perform the Services in accordance with generally accepted professional standards as well as standards designated by the Company in its Code of Conduct and otherwise. The Consultant shall perform all work performed as part of the contractual relationship with the Company in a manner consistent with all applicable laws, regulations and

uniQure Inc., 113 Hartwell Avenue Lexington, MA 02421	uniQure Biopharma BV Paasheuvelweg 25A P.O. Box 22506

standards including all applicable anti-bribery and antitrust laws. The Consultant has not made or provided, and will not make or provide, any payment or benefit, directly or indirectly, to government officials, customers, business partners, healthcare professionals or any other person to secure an improper benefit or unfair business advantage, affect private or official decision-making, affect prescription behavior, or induce someone to breach professional duties or standards.

(b)The Consultant will immediately report to the Company in writing any suspected or detected violation of the above principles in connection with the Company’s business and, in such cases, will cooperate fully with the Company in reviewing the matter. If the Company believes in good faith that the Consultant has violated any of the above principles, the Company shall have the unilateral right to terminate the contractual relationship with immediate effect, as described in Section 3.

(c)The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Consultant’s consultancy with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party.  The Consultant further represents that his performance of all the terms of this Agreement and the performance of the Services as a consultant of the Company do not and will not breach any agreement with any third party to which the Consultant is a party (including, without limitation, any nondisclosure or non-competition agreement), or obligations to an employer, and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or any other party. In the event of a conflict or potential conflict, the Consultant must disclose any actual or potential conflict to Company, and the Parties will reasonably cooperate to resolve any such conflict.  If either party reasonably believes that the conflict cannot be resolved, that party may terminate this Agreement, and no further Services shall be performed.

(d)The Consultant represents and agrees that he holds and shall maintain all necessary licenses and insurance to furnish the Services contemplated by this Agreement.

(e)The Consultant hereby acknowledges that he, and any of his representatives, if applicable, will have access to material non-public information concerning the Company. Consultant acknowledges that he, and any of his representatives, if applicable, are aware, that the United States or other applicable securities laws prohibit any person, who has received from an issuer material non-public information relating to an issuer of securities, from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

9.Intellectual Property Rights. The Consultant’s rights, title and interest in inventions, discoveries and developments conceived or reduced to practice in the performance of Company-funded consulting services made by the Consultant (including any of its employees, agents, or representatives) whether solely or jointly with Company employees, agents or representatives

uniQure Inc., 113 Hartwell Avenue Lexington, MA 02421	uniQure Biopharma BV Paasheuvelweg 25A P.O. Box 22506

(“Inventions”) shall be immediately assigned to Company, and, to the extent not immediately assigned, shall be disclosed by the Consultant and assigned in writing promptly upon the request of the Company. Additionally, all Work Product shall constitute a Work Made For Hire as so defined in the U.S. Copyright Act of 1976 (and any amendments thereto), which shall be made for the express benefit of the Company.

10.Restrictive Covenants.  The Consultant reaffirms and agrees that he remains bound by the terms of the Confidentiality, Inventions, and Restrictive Covenants Agreement between him and the Company, dated on or about September 14, 2020 (the “CIRCA”).

11.Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other Party at the address shown above, or at such other address or addresses, including electronic mail addresses, as either Party shall designate to the other in accordance with this Section 11.  Additionally, a copy of all notices shall be sent to the Company at legalnotices@uniqure.com.

12.Use of Name. Neither Party shall use the name of the other Party, nor any variation thereon, nor adaptation thereof may be used in any advertising, promotional sales literature, or other publicity without the prior written approval of the Party whose name is to be used.

13.Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

14.Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, provided, however, that this Agreement does not alter or amend: (a) the surviving obligations under the Employment Agreement, (b) the CIRCA, or (c) the terms of any equity award granted to the Consultant from the Company or any affiliate of the Company on or before the Effective Date, except as set forth in Section 4(b).

15.Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

16.Governing Law/Forum Selection. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflict or choice of law provisions thereof. Additionally, the state and federal courts sitting in the Commonwealth of Massachusetts shall be the sole and exclusive jurisdiction for any disputes arising out of this Agreement.

17.Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both Parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged, or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

uniQure Inc., 113 Hartwell Avenue Lexington, MA 02421	uniQure Biopharma BV Paasheuvelweg 25A P.O. Box 22506

18.Delegation and Assignment. The Consultant acknowledges that he is prohibited from subcontracting, delegating, or assigning any of his rights or obligations under this Agreement without the Company’s prior written consent. The Company may assign its rights or obligations under this Agreement to a third party provided it will cause such party to be bound to the terms of this Agreement.

19.Remedies. The Consultant acknowledges that any breach of the provisions of Section 7 of this Agreement may result in serious and irreparable injury to the Company for which the Company may not be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company may be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief without the posting of a bond (to the extent permitted by law).

20.Miscellaneous.

(a)No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b)The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this Agreement.

(c)In the event that any provision of this Agreement shall be invalid, illegal, or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. The Parties shall negotiate a provision that comes closest to the desired purpose of the illegal, invalid, or unenforceable provision.

(d)For purposes of clarity, Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 16, and 19 shall survive termination of this Agreement.

uniQure Inc., 113 Hartwell Avenue Lexington, MA 02421	uniQure Biopharma BV Paasheuvelweg 25A P.O. Box 22506

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the last day and year set forth below.

uniQure, Inc.
By:	/s/ Matthew Kapusta
Matt Kapusta
Chief Executive Officer

Date:	10/4/2023

Consultant
By:	/s/ Ricardo E. Dolmetsch Ph.D.
Ricardo E. Dolmetsch Ph.D.
Date:	10/4/2023

uniQure Inc., 113 Hartwell Avenue Lexington, MA 02421	uniQure Biopharma BV Paasheuvelweg 25A P.O. Box 22506